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                                EXHIBIT 12-A
                                ------------

                     Ratio of Earnings to Fixed Charges


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                                                                   Exhibit 12-A

                       Delmarva Power & Light Company

                     Ratio of Earnings to Fixed Charges
                     ----------------------------------
                           (Dollars in Thousands)
                           ----------------------

                                                 For the Year Ended December 31,
                                 ----------------------------------------------------------
                                    1998        1997        1996        1995        1994
                                 ----------  ----------  ----------  ----------  ----------
Net income                       $  112,410  $  105,709  $  116,187  $  117,488  $  108,310
                                 ----------  ----------  ----------  ----------  ----------
Income taxes                         72,276      72,155      78,340      75,540      67,613
                                 ----------  ----------  ----------  ----------  ----------
Fixed charges:
   Interest on long-term debt
     including amortization of
     discount, premium and
     expense                         81,132      78,350      69,329      65,572      61,128
   Other interest                     9,328      12,835      12,516      10,353       9,336
   Preferred dividend require-
     ments of a subsidiary
     trust                            5,688       5,687       1,390           -           -
                                 ----------  ----------  ----------  ----------  ----------
     Total fixed charges             96,148      96,872      83,235      75,925      70,464
                                 ----------  ----------  ----------  ----------  ----------
Nonutility capitalized interest           -        (208)       (311)       (304)       (256)
                                 ----------  ----------  ----------  ----------  ----------
Earnings before income taxes
   and fixed charges             $  280,834  $  274,528  $  277,451  $  268,649  $  246,131
                                 ==========  ==========  ==========  ==========  ==========

Ratio of earnings to fixed charges     2.92        2.83        3.33        3.54        3.49



For purposes of computing the ratio, earnings are net income plus income taxes and fixed charges, less nonutility capitalized interest. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, dividends on preferred securities of a subsidiary trust, plus the interest factor associated with DPL's major leases, and one-third of the remaining annual rentals.